16100 S. Lathrop Ave. Harvey, IL 60426
OFFICE / 708-225-2180 WEB / Atkore.com

January 24, 2013
Bill Taylor
8 Golden Poppy Drive
Coto de Caza, CA 92679
Re: Offer of Employment
Dear Bill:
Atkore International is pleased to offer you the position of President, Allied Tube & Conduit based in Harvey, Illinois. We believe your experience and talent will enhance our business and provide us with support in an area of strategic importance
Our formal employment offer consists of the following, and if accepted, we would like you to start work on February 4, 2013 or another date mutually agreed upon as soon as practical.
Compensation
You will receive a starting bi-weekly salary of $14,423, which is equivalent to $375,000 annually. Your compensation and job performance will be reviewed on an periodic basis and may be adjusted based on your performance and overall performance of the Company.
Annual Incentive Program (AIP)
You will be eligible to participate in Atkore’s Annual Incentive Plan (“AIP”) with a target bonus equal to 50% of your base salary. Payment of this bonus is subject to the satisfactory achievement of individual, business and corporate objectives established by the Company and will be prorated based on time worked in FY2013.
Long-Term Incentive Plan (LTIP)
You will be eligible to participate in Atkore’s Long-Term Incentive (LTI) plan.  The LTI plan is generally consistent with a typical stock option program, the details of which are specifically outlined in and controlled by the plan document.  That plan document is subject to Board approved modifications from time to time.
The Atkore LTI plan does have some unique characteristics some of which include requiring you to purchase shares in Atkore and in turn providing you matching stock options. The plan also includes a one-time stock option grant.
You will be asked to purchase a minimum of $150,000 and a maximum of $300,000 worth of shares which are expected to be valued at $10 per share. You will be awarded matching stock options equal to three times the number of shares you purchase.

Also, within 30 dates of starting your employment with the Company, you will also receive a one-time stock option grant consisting of 180,000 stock options again with an expected strike price of $10 per option.
Other pertinent aspects of the LTIP include:

•	The stock option grant vests 20% per year over 5 years;

•	The strike price is based on the current value per share which is determined every six months by the Board of Directors based on external valuation factors;

•	The value of each stock option is the ultimate selling price less the strike price;

•	These stock options are generally only exercisable upon a liquidity event which generally can be described as an initial public offering (IPO) or other change in control.

Medical and Dental
You will be eligible to participate in the Company’s medical and/or dental plan, on a contributory basis, after completion of 30 days of service. All benefit programs are reviewed annually and changes in plan design and/or employee contributions may be made at the discretion of the Company. Your contribution schedule, should you choose to participate in these plans, is included in the new hire packet being sent to your home. Upon commencement of your employment, you will receive more information on your initial benefits enrollment. In addition to the medical and dental plans outlined above, you are also eligible for reimbursement of your medical and dental costs through COBRA under your current employer’s plans during your first 30 days of employment.
Commuting Stipend
It is understood that you will maintain your primary residence in California and you will make yourself available in Harvey, Illinois or any other location as deemed necessary for the proper execution of your duties as Allied President. Generally speaking, this will require travel 75% to 85% of each working month.
You will be eligible for annual stipend of up to $50,000 to be used as reimbursement for expenses related to commuting and local housing expenses in or around Chicago. You will be required to provide documentation of expenses and if practical, a standard recurring reimbursement schedule will be agreed upon for ease of administration and personal cash flow management.
Atkore Retirement Savings and Investment 401(K) Plan
You will be eligible to participate in the Atkore Retirement Savings and Investment Plan effective the first pay period after your date of hire. This plan provides for retirement savings through pre-tax payroll contributions and a 50% company match is contributed on the first 6% of employee contributions. There is an automatic enrollment of 2% that you can change at any time.
Reporting Relationship
You will report directly to John Williamson, President and CEO of Atkore International.
Holidays
You will observe the holiday schedule in effect for Allied employees located at the Harvey facility. A copy of the 2011 and 2012 holiday schedule is included in your offer packet.
Vacation
You will receive four (4) weeks of paid accrue vacation per year effective with your start date. Vacation time is accrues on a monthly basis in accordance with the Vacation Policy included in your offer packet.

Other Benefit Programs
Please refer to the enclosed Benefits Overview for additional 2012 benefits for which you are eligible.
Consistent with our commitment to a drug/alcohol-free workplace, this offer is contingent upon the successful completion of both a background check, physical exam and a drug screen. Angie Alfaro will contact you to arrange for your physical exam and drug screening. You can contact me at (708) 225-2055, if you have any questions.
Also enclosed is a copy of the Guide to Ethical Conduct. Please read the guide carefully. As a condition of accepting our offer, you must sign the signature sheet at the end of the Guide indicating that you have read, understood and agree to comply with the ethical standards required of all employees.
Please understand that this letter is a confirmation of an offer of employment and does not constitute an employment contract of any kind. Your employment with the Company is “at-will” and either you or the Company may terminate the employment relationships at any time and for any lawful reason.
Please provide your decision by signing and returning a copy of the offer letter to Kevin Fitzpatrick at the Atkore International address above or email a signed copy to Kfitzpatrick@atkore.com by no later than close of business on Monday January 28, 2013. The terms of this offer may be altered or rescinded by Atkore if you do not respond by close of business on that day.
I look forward to you favorable response and you joining the Atkore Team.
Sincerely,
/s/ John Williamson
___________________________________
John WilliamsonPresident and CEO, Atkore International
Please sign below indicating your acceptance of this offer.

/w/ William E. Taylor
___________________________________
William E. Taylor                Date
Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration. This document sets forth the entire agreement with respect to your employment. The terms of this offer may be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.
cc: Kevin P. Fitzpatrick
Enclosures:

Atkore Guide to Ethical Conduct
Atkore 2013 Benefits Enrollment Guide
CY2013 Employee Contributions for Heathcare Plans
Vacation Policy
Holiday Schedule
Retirement savings and Investment Plan Summary
Drug Screening Instructions